Exhibit 99.2

Allied Nevada Orders Critical Long-Lead Mining and Processing Equipment for Expansion Projects

Capital Spent and Committed to Date Approximately 2% Below Feasibility Estimate

February 6, 2012 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to provide an update on progress made in procuring critical mining and processing equipment for the Hycroft expansion projects.

To date, Allied Nevada has spent or committed $354.9 million, which is 2% below the feasibility estimate for this equipment. The capital spent and committed to date represents approximately 30% of the total capital estimate of $1.2 billion for the heap leach and mill expansions. All equipment pricing is firm and includes freight and taxes. In the case of the mining equipment, the pricing also includes on-site assembly and commissioning. This portion of the capital program is expected to be funded through operating cash flow, the existing cash balance (at September 30, 2011 - $289 million) and the previously announced equipment lease financing of $300 million.

The Company has completed procurement of the long lead equipment for the crushing and milling circuits through to flotation for the mill expansion at Hycroft. In addition to supplying the primary gyratory crusher, as previously announced, FL Smidth of Salt Lake City, Utah, will provide:

•	the secondary and tertiary crushing units, comprised of four cone crushers and screens (Ludowici);

•	2 x 36-foot by 22.5-foot semi-autogenous grinding (SAG) mills;

•	3 x 26-foot by 42-foot ball mills; and

•	1 x 22-foot by 41.5-foot regrind mill.

“Securing this critical equipment is key to remaining on track with our expansion plans at Hycroft,” commented Scott Caldwell, President & CEO. “The procurement we’ve accomplished to date represents a commitment of roughly 30% of the current capital cost estimate of $1.2 billion and supports a smooth construction period.”

In addition to the crushing and milling equipment listed above, the Company has previously secured:

•	23 x 930E 320-ton Komatsu haul trucks (expected to be delivered between 2012 and 2014);

•	3 x EX5500 Hitachi hydraulic shovels (two are in operation and the third is expected in the second quarter of 2012);

•	10 x Atlas Copco Pit Viper 271 production drills (three are in operation, the remainder are expected to be delivered between 2012 and 2014);

•	3 x Caterpillar 7495 electric shovels (expected in 2013 and 2014);

•	1 x Fuller-Traylor primary gyratory crusher; and

•	ancillary mining equipment and infrastructure upgrades.

Delivery of the primary though tertiary crushing components is expected to take place in the fourth quarter of 2012 and the mills are expected to be on site by the fourth quarter of 2013. All crushing and milling components are expected to be on site well ahead of the timing required by the construction schedule. The mobile mining equipment is expected to be delivered over the next three years and completed by the end of 2014.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hycroft; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K/A and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q (which may be secured from us, either directly or from our website at www.alliednevada.com or at the SEC website www.sec.gov). The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Hycroft Expansion Update: Long-Lead Equipment Procurement | 2